UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2012

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	24-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Preferred Offering

On May 25, 2012 (the “Issuance Date”), Lighting Science Group Corporation (the “Company”) entered into a Preferred Stock Subscription Agreement (the “Subscription Agreement”) with RW LSG Holdings LLC (“Riverwood Holdings,” an affiliate of Riverwood LSG Management Holdings LLC (“Riverwood Management”) and Riverwood Capital Partners L.P. (“Riverwood Capital,” and together with Riverwood Holdings, Riverwood Management and their affiliates, “Riverwood”)) and certain other purchasers identified on the signature pages thereto.

Pursuant to the Subscription Agreement, the Company issued an aggregate of 60,705 shares of Series H Convertible Preferred Stock (“Series H Preferred Stock”) and 6,364 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock,” and together with the Series H Preferred Stock, the “Preferred Shares”) at a price of $1,000 (the “Stated Value”) per Preferred Share (the “Preferred Offering”). The Company raised gross proceeds of approximately $67.1 million in the Preferred Offering.

The Rollover Offering

The consummation of the Preferred Offering, and the issuance of the Preferred Shares in connection therewith, constituted a subsequent transaction (as such term is defined in the Certificate of Designation (the “Series G Certificate of Designation”) governing the Company’s Series G Preferred Stock (the “Series G Preferred Stock”)). As a result, PCA LSG Holdings, LLC (“PCA Holdings”), LSGC Holdings II LLC (“Holdings II”), Mr. Leon Wagner, who is a member of the Board (as defined below) (together with PCA Holdings and Holdings II, the “Related Party Holders”), Continental Casualty Company (“CCC”) and certain other holders of the Company’s Series G Preferred Stock (the “Additional Holders,” and together with the Related Party Holders and CCC, the “Series G Holders”) were entitled to elect to convert (the “Conversion Right”) all or less than all of their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock equal to the aggregate liquidation value (as defined in the Series G Certificate of Designation) of the outstanding shares of Series G Preferred Stock held by each of the Series G Holders (rounding down to avoid fractional shares) (the “Rollover Offering”).

Pursuant to the Conversion Right, (a) each of PCA Holdings and Holdings II agreed to cause all 17,650 and 14,958 of their shares of Series G Preferred Stock, respectively, to be converted into 18,316 and 15,577 shares of Series I Preferred Stock, respectively; (b) Mr. Wagner elected to convert all 6,500 of his shares of Series G Preferred Stock into 6,651 shares of Series I Preferred Stock, (c) CCC elected to convert all 5,000 of its shares of Series G Preferred Stock into 5,176 shares of Series I Preferred Stock and (d) the Additional Holders collectively elected to convert all 8,627 of the shares of Series G Preferred Stock held by such Additional Holders into 4,346 shares Series H Preferred Stock and 4,281 shares of Series I Preferred Stock. In total, the Company issued 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock pursuant to the Rollover Offering (the “Rollover Shares”).

The Independent Committee reviewed and approved the Rollover Offering as it related to the Related Party Investors.

Certificates of Designation

In conjunction with the Preferred Offering and the Rollover Offering, on the Issuance Date, the Company filed a Certificate of Designation concerning the Series H Preferred Stock (the “Series H Certificate of Designation”) and a Certificate of Designation concerning the Series I Preferred Stock (the “Series I Certificate of Designation,” and together with the Series H Certificate of Designation, the “Certificates of Designation”) with the Secretary of State of the State of Delaware setting forth the designations, preferences, dividends, voting rights and other special rights of the Series H Preferred Stock and Series I Preferred Stock, respectively.

The Company designated 90,000 shares of its preferred stock as Series H Preferred Stock and 90,000 shares of its preferred stock as Series I Preferred Stock. The Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), on an as converted basis. Each Preferred Share is convertible at any time, at the election of the holder thereof, into the number of shares of Common Stock equal to the quotient obtained by dividing (a) the Stated Value of such Preferred Share by (b) the $1.18 conversion price, subject to adjustment in accordance with the terms of the Certificates of Designation (the “Optional Conversion Shares”).

Upon the consummation of an underwritten public offering (a “QPO”) where (i) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (ii) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million, each outstanding Preferred Share will automatically convert into the number of shares of Common Stock equal to the greater of (a) the number of Optional Conversion Shares or (b) the quotient obtained by dividing (i) the Returned Value (as defined below) by (ii) the price per share of Common Stock paid by the public in the QPO.

In addition, the Series H Certificate of Designation and the Series I Certificate of Designation each contain certain rights exercisable by Riverwood and Pegasus Capital Advisors, L.P. and its affiliates (“Pegasus Capital”), respectively, as the “primary investor” of such series. At any time on or after the 42 month anniversary of the Issuance Date, so long as the primary investor of the respective series of Preferred Shares beneficially owns any shares of such series of Preferred Shares, the respective primary investor will have the right to require the Company to redeem all or a portion of such primary investor’s Preferred Shares for an amount in cash equal to the Liquidation Amount (as defined below) of such Preferred Shares (the “Optional Redemption Right”). If the primary investor of a series of the Preferred Shares elects to exercise its Optional Redemption Right, all other holders of such series of Preferred Shares will have the right (the “Contingent Redemption Right”) to have all or any portion of their Preferred Shares redeemed for an amount in cash equal to the Liquidation Amount of such Preferred Shares.

After the primary investor of either series of Preferred Shares no longer beneficially owns any shares of such series of Preferred Shares, each holder of such series will have the right, at any time thereafter, to require the Company to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares. Each holder of Preferred Shares may also require the Company to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount upon the occurrence of a Redemption Event or a Change of Control (each as defined in the Certificates of Designation). The Company may not redeem, or be required to redeem, any Preferred Shares for so long as such redemption would result in an event of default under the Company’s (a) Loan and Security Agreement with Wells Fargo Bank, N.A. or (b) Second Lien Letter of Credit, Loan and Security Agreement, with Ares Capital Corporation or any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement thereof.

So long as Riverwood or Pegasus Capital continues to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively, each will have the right, on behalf of the holders of each respective series of Preferred Shares, to elect a number of directors to the Board of Directors of the Company (the “Board”) equal to the greater of: (i) two directors and (ii) the number of directors (rounded to the nearest whole number) equal to the product obtained by multiplying (A) the total number of directors that constitute the whole Board by (B) the percentage of the Company’s outstanding Common Stock and Common Stock equivalents beneficially owned at such time by Riverwood or Pegasus Capital in the aggregate. Subject to applicable laws and regulations, at least one director elected by Riverwood must be appointed to the Audit Committee of the Board and at least one director elected by Pegasus Capital must be appointed to the Audit Committee of the Board. In the event that Riverwood or Pegasus Capital ceases to hold the requisite number of Preferred Shares, the holders of the applicable series of Preferred Shares will be entitled to elect one director to the Board so long as such Preferred Shares represent at least 10% or more of the Company’s capital stock (on an as-converted basis).

The Series H Certificate of Designation provides that upon the occurrence of a Redemption Event or if the Company does not satisfy a request for redemption pursuant to the Optional Redemption Right or upon a change of control of the Company (a “Control Event”), the Company must take any and all actions required and permitted to (a) increase the size of the Board to a size that would permit Riverwood (as the primary investor of the Series H Preferred Stock) to appoint a majority of the directors to the Board and (b) cause the election or appointment of the directors designated by Riverwood to serve as members of the Board until such director designees’ resignation, death, removal or disqualification or until the Company satisfies or otherwise cures the obligations giving rise to the Control Event. Riverwood’s rights with respect to a Control Event will automatically terminate if it ceases to beneficially own at least 10,000 shares of Series H Preferred Stock (or the equivalent number of shares of Common Stock issued upon conversion of such shares of Series H Preferred Stock).

So long as the primary investor of either series of Preferred Shares continues to beneficially hold a prescribed number of Preferred Shares, the Company may not take certain actions without first obtaining the written consent of the primary investors. These actions include, but are not limited to, re-issuing any Preferred Shares that have been converted or redeemed; paying dividends, engaging in any recapitalization, merger, consolidation, reorganization or similar transaction; incurring indebtedness in excess of $10.0 million, subject to certain exceptions; or appointing a new, or removing the then-current, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Technology Officer. The Company is also subject to certain restrictive covenants, including minimum EBITDA requirements, so long as the primary investor of either series of Preferred Shares continues to beneficially hold at least a prescribed number of Preferred Shares.

Except with respect to certain specified actions, the remaining holders of each series of Preferred Shares generally do not have a right to vote on any matter other than those prescribed by Delaware law and amendments or changes to the rights of the Preferred Shares that would adversely affect them.

The “Liquidation Amount” of each Preferred Share is equal the greater of (a) the fair market value of the Optional Conversion Shares and (b) if the applicable reference date occurs (i) on or prior to the one year anniversary of the Issuance Date, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.5; (ii) subsequent to the one year anniversary of the Issuance Date and on or prior to the two year anniversary of the Issuance Date, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.75; and (iii) subsequent to the two year anniversary of the Issuance Date, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 2.0 (collectively, the “Returned Value”).

The foregoing descriptions of the Certificates of Designation do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificates of Designation, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Preferred Stock Subscription Agreement

In addition to the rights provided in the Series H Certificate of Designation, the Subscription Agreement provides Riverwood with the right, effective following the consummation of a QPO, to designate, and requires the Company to nominate and recommend for election, that number (rounded to the nearest whole number) of nominees to the Board equal to the product of (a) the total number of members then comprising the whole Board and (b) the percentage of the Company’s outstanding capital stock beneficially owned at such time by Riverwood in the aggregate for so long as Riverwood owns shares of Common Stock of the Company issued upon conversion of at least 10,000 shares of Series H Preferred Stock after the consummation of a QPO.

In addition, following the consummation of a QPO and without the prior written consent of Riverwood, the Subscription Agreement prohibits the Company from (a) entering into any new agreements or transactions with Pegasus Capital, any affiliate of the Company, or any other holder of 5% or more of the Company’s capital stock or any affiliate of such persons, or (b) amending or modifying the terms of any such existing agreement to provide for the payment of more than (i) $16.3 million pursuant to the Letter Agreement (as described below), (ii) $500,000 annually in the aggregate to Pegasus Capital pursuant to the New Services Agreement (as described below) or any similar agreement or (iii) $200,000 annually in the aggregate to Riverwood pursuant to the Riverwood Services Agreement (as described below) or any similar agreement.

In connection with the Preferred Offering, the Company paid approximately $750,000 to Riverwood as reimbursement of its transaction expenses and approximately $3.0 million to Moelis & Company as placement agent for the Preferred Offering.

Wells Fargo Bank and Ares Capital Corporation consented to the transactions contemplated by the Preferred Offering. Additionally, to the extent such transactions constituted a related party transaction, the Company obtained the approval of the Committee of Independent Directors of the Board (the “Independent Committee”).

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Exchange and Redemption Agreement

Following consummation of the Preferred Offering, the amount of preferred equity issued by the Company exceeded $80.0 million, and, as a result, LSGC Holdings LLC (“LSGC Holdings”) was required to redeem 15,000,000 of its issued and outstanding senior preferred member interests held by CCC (the “Class C Interests”) pursuant to an existing agreement between such parties. As previously disclosed, pursuant to that certain letter agreement, dated January 17, 2012, from the Company to LSGC Holdings (the “Letter Agreement”), the Company agreed to indemnify LSGC Holdings for, among other things, the cost of redeeming the Class C Interests in the event that the Company issued preferred equity securities in excess of $80.0 million. Additionally, under the terms of the Letter Agreement, in the event that the Company would be required to indemnify LSGC Holdings under the Letter Agreement, LSGC Holdings agreed to surrender 3,750,000 shares of Common Stock to the Company less any shares of Common Stock previously distributed by LSGC Holdings to CCC.

On May 25, 2012, the Company, LSGC Holdings and CCC entered into that certain Exchange and Redemption Agreement (the “Exchange Agreement”) to, among other things, facilitate the redemption of the Class C Interests and Common Stock held by CCC and LSGC Holdings, respectively, and the indemnification payments to be made in accordance with the Letter Agreement. Pursuant to the Exchange Agreement, (a) the Company made an indemnification payment directly to CCC in the amount of $16,228,543.12, representing the cost to redeem the Class C Interests, consisting of: (i) a cash payment of $10,228,543.12, and (ii) in lieu of an additional $6,000,000 in cash, 6,000 shares of Series I Preferred Stock, deliverable within 20 days following the date of the Exchange Agreement (the “CCC Offering”); (b) CCC surrendered all of the Class C Interests to LSGC Holdings; and (c) LSGC Holdings surrendered a total of 2,505,000 shares of Common Stock to the Company. The Independent Committee reviewed the terms of, and approved of the Company’s entering into and consummation of the transactions contemplated by, the Exchange Agreement.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Commitment Agreement

On May 25, 2012, in conjunction with the Preferred Offering, the Company entered into that certain Commitment Agreement (the “Commitment Agreement”) with Pegasus Capital, PCA Holdings, Holdings II and Pegasus Partners IV, L.P. (“Pegasus IV,” and together with Pegasus Capital, PCA Holdings and Holdings II, the “Commitment Investors”). Pursuant to the Commitment Agreement, the Commitment Investors and certain permitted assignees may purchase an aggregate of 21,131 shares of the Company’s Series H Preferred Stock or Series I Preferred Stock for $1,000.00 per share, and the Committed Investors have committed to purchase any of such shares that have not been purchased on the four-month anniversary of the Commitment Agreement. The Independent Committee reviewed the terms of, and approved of the Company’s entering into and consummation of the transactions contemplated by, the Commitment Agreement.

The foregoing description of the Commitment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

In connection with the Preferred Offering, on May 25, 2012, the Company entered into a Registration Rights Agreement (the “Riverwood Registration Rights Agreement”) with Riverwood Holdings and Riverwood Management (together, the “RRA Parties”). Pursuant to the Riverwood Registration Rights Agreement, the Company granted the RRA Parties the right, after consummation of a QPO, for up to three demand registrations and unlimited piggyback registration rights. Such registration rights relate to (a) any shares of Common Stock issued upon (i) conversion of the shares of Series H Preferred Stock issued to the RRA Parties pursuant to the Preferred Offering or (ii) exercise of the Warrant (defined below) or (b) such additional shares of Common Stock acquired by the RRA Parties while it continues to hold any registrable securities (as such term is defined in the Riverwood Registration Rights Agreement).

The foregoing description of the Riverwood Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Riverwood Registration Rights Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Pegasus Registration Rights Agreement

On May 25, 2012, the Company, Pegasus Partners IV, L.P. (“Pegasus IV”) and LSGC Holdings entered into an amendment (the “Amendment”) to that certain Amended and Restated Registration Rights Agreement, dated January 23, 2009 (the “Original Agreement”). The Amendment was entered into to, among other things, revise and conform certain terms of the Original Agreement to be consistent with those found in the Riverwood Registration Rights Agreement. The Independent Committee reviewed the terms of, and approved of the Company’s entering into and consummation of the transactions contemplated by, the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Riverwood Support Services Agreement

On May 25, 2012, in connection with the Preferred Offering, the Company entered into a Support Services Agreement with Riverwood Holdings and Riverwood Management (the “Riverwood Services Agreement”) pursuant to which Riverwood Management agreed to provide certain financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance to the Company (the “Services”). In exchange for the Services, the Company agreed to (a) pay Riverwood Management a $50,000 quarterly, non-refundable advisory fee (except for the partial quarter ended June 30, 2012, which advisory fee for such period is approximately 20,000) and (b) reimburse Riverwood Management for reasonable, documented expenses of up to $50,000 annually. Additionally, as compensation for the Services, the Company agreed to issue a warrant to acquire 18,092,511 shares of Common Stock (the “Warrant”), as described in more detail below. The Riverwood Services Agreement expires upon the earlier of: (a) May 25, 2022; (b) such date that Riverwood Management and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the Preferred Offering, on as-converted basis (together with any shares of Common Stock issued upon conversion thereof); (c) such date as the Company and Riverwood Management may mutually agree in writing; or (d) a “change of control” or a “qualified public offering” (as such terms are defined in the Warrant).

The foregoing description of the Riverwood Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Riverwood Services Agreement, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Warrant

As discussed above, as compensation for the Services to be provided by Riverwood Management under the Riverwood Services Agreement, the Company issued the Warrant to Riverwood Management on May 25, 2012. The Warrant represents the right to purchase 18,092,511 shares of Common Stock (the “Warrant Shares”). The exercise price for such warrant will be determined at the date of exercise and be equal to the difference obtained by subtracting (a) the fair market value for each share of Common Stock on the day immediately preceding the date of exercise and (b) the quotient obtained by dividing (i) 5% of the amount by which the total equity value of the Company exceeds $500 million by (ii) the number of Warrant Shares. The Warrant also provides for certain anti-dilution adjustments. The Warrant, if unexercised, expires on May 25, 2022.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, which is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Pegasus Support Services Agreement

On May 25, 2012, the Company and Pegasus Capital entered into a new Support Services Agreement (the “New Services Agreement”). The New Services Agreement becomes effective upon expiration of the Company’s existing support services agreement with Pegasus Capital, dated June 23, 2010, which expires on June 30, 2012. Pursuant to the New Services Agreement, in exchange for certain financial, strategic planning, monitoring and other related services, the Company agreed to pay Pegasus Capital a quarterly fee of $125,000 (payable in arrears within 15 days of the end of the immediately preceding calendar quarter) commencing October 15, 2012. The New Services Agreement expires immediately upon delivery of written notice to Pegasus Capital from the Company during the first 30 days of any calendar quarter or upon the earlier of June 30, 2017, a “change of control” or a “qualified public offering” (as such terms are defined in the New Services Agreement). The Independent Committee reviewed the terms of, and approved of the Company’s entering into and consummation of the transactions contemplated by, the New Services Agreement.

The foregoing description of the New Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Services Agreement, which is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Company issued the Rollover Shares pursuant to the exemption from registration provided by Section 3(9) of the Securities Act of 1933, as amended (the “Securities Act”).

The Warrant and the shares of Series H Preferred Stock and Series I Preferred Stock issued pursuant to the Preferred Offering and CCC Offering were issued by the Company pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and the safe harbors for sales provided by Regulation D promulgated thereunder.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 5.02.

Board Resignations; Appointments of New Directors

In connection with the Preferred Offering, each of Robert Bachman, David Bell, Charles Darnell, Michael Kempner, T. Michael Moseley and Richard Weinberg delivered a letter of resignation to the Company (collectively, the “Resignations”), pursuant to which each such director resigned as a member of the Board and from any and all other positions held with the Company effective immediately upon the closing of the Preferred Offering.

The Board appointed each of Kaj den Daas, Steven G. Marton, Steven Wacaster, Andrew Cooper, Thomas Smach and Nicholas Brathwaite to the Board effective upon the Resignations.

Mr. Smach and Mr. Brathwaite are each founding partners of Riverwood Capital and were appointed by Riverwood pursuant to Riverwood’s current right to appoint two persons to the Board under the Series H Certificate of Designation. For a discussion of certain transactions between the Company and Riverwood, see Item 1.01 of this Current Report.

Mr. Wacaster and Mr. Cooper are each partners at Pegasus Capital and were appointed by Pegasus Capital pursuant to Pegasus Capital’s current right to appoint two persons to the Board under the Series I Certificate of Designation. Mr. Marton is an operating partner at Pegasus Capital and was appointed Interim Chief Executive Officer of the Company on May 18, 2012. For a discussion of certain transactions between the Company and Pegasus Capital and/or its affiliates, see “Part III, Item 13. Certain Relationship and Related Transaction and Director Independence” of the Company’s Amendment No. 1 on Form 10-K/A for the year ended December 31, 2011, filed on April 30, 2012, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Events” of the Company’s Form 10-Q for the first quarter of 2012, filed on May 14, 2012, which are incorporated by reference herein.

None of Messrs. den Daas, Marton, Wacaster, Cooper, Smach or Brathwaite have any family relationships with any of the Company’s directors or officers.

The Board expects to appoint each of the new directors to serve on one or more committees, but has not yet determined on which committee each will serve.

Appointment of Brad Knight as Interim Chief Operating Officer

On May 25, 2012, the Board appointed Brad Knight to serve as Interim Chief Operating Officer of the Company. Mr. Knight will not receive a salary directly from the Company for his service as Interim Chief Operating Officer. Instead, the Company has agreed to pay Riverwood a fee of $7,500 per week as compensation for Mr. Knight’s services.

Mr. Knight, 54, has served as a Managing Director of Riverwood Solutions, an affiliate of Riverwood, since April 2010. He has spent over two decades working with international startups and turnarounds in a wide range of technology, product and service companies. Prior to Joining Riverwood Solutions, from 2006 to 2010, Mr. Knight served as CEO and President of Retirement Living TV, the first cable network in the United States exclusively targeting the 50+ population. Prior to that, he also served as Senior Vice-President and General Manager of Flextronics (1996-2000) and as Executive Vice-President of Adaptix (2004-2005). Mr. Knight also served, from 2000 to 2007, as a member of the Board of Directors and Audit and Compensation Committees of 1-800 Contacts, the world’s largest contact lens store. Mr. Knight holds a Bachelor of Science Industrial Technology & Manufacturing from California State University. Mr. Knight does not have any family relationships with any of the Company’s directors or officers.

Appointment of Keith Scott as Chief Commercial Officer

Effective May 25, 2012, the Company entered into an employment letter with Keith Scott pursuant to which Mr. Scott will serve as Chief Commercial Officer of the Company (the “Employment Letter”). The Employment Letter provides that Mr. Scott is entitled to an annual base salary of $300,000 (the “Base Salary”), reimbursement of documented reasonable relocation expenses, and benefits generally available to other senior executives of the Company. Mr. Scott will also be eligible to receive a performance bonus of up to 100% of his Base Salary upon meeting certain performance criteria to be established by the Board. Pursuant to the Employment Letter, Mr. Scott will be granted an incentive stock option to purchase 0.5% of the fully diluted share of the Company’s common stock at a strike price equal to the fair market value person on the date of grant, subject to the terms and conditions of the Company’s Amended and Restated Equity Based Compensation Plan and certain vesting conditions as described therein. If Mr. Scott’s employment is terminated by the Company without “cause,” or upon a “change of control” (as such terms are defined therein), he would be entitled to receive severance payments from the Company equal to one half of his Base Salary, paid either in a lump sum or in accordance with the Company’s then standard payroll structure, at the Company’s discretion.

Mr. Scott, 59, has served in senior capacities, including Chief Executive Officer, in the energy, consumer electronics and contract manufacturing industries. From 2008 to 2011, he was the CEO of Ultracell, a leading provider of portable hybrid fuel cells, and form 2006 to 2008, served as CEO of NHT, a provider of high end theater ands audio systems. Mr. Scott’s prior positions include CEO of Bindco, CEO of Metcal, Inc., and Senior VP of Sales and Marketing at Flextronics. Mr. Scott holds a Bachelor of Science degree in Political Science and a Masters of Business Administration degree from the University of California, Los Angeles. He does not have any family relationships with any of the Company’s directors or officers.

The foregoing description of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Letter, which is filed as Exhibit 10.8 to this Current Report on Form 8-K and is incorporated herein by reference.

Resignation of David Henderson

On May 31, 2012 (the “Termination Date”), David Henderson resigned as Chief Development Officer of the Company. In connection with Mr. Henderson’s resignation, he will be entitled to the following severance: (i) payment of his base salary accrued and unpaid through the Termination Date; (ii) payment of any earned but unused vacation days through the Termination Date; (iii) continued payment of his base salary, payable in semi-monthly installments, for a period of 12 months following the Termination Date (the “Severance Period”).

Additionally, upon Mr. Henderson’s resignation, he remains subject to certain non-competition, non-solicitation and confidentiality provisions during the Severance Period as described in his employment letter with the Company, dated February 10, 2011.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 25, 2012, the Company filed the Certificates of Designation with the Secretary of State of the State of Delaware setting forth, among other things, the designations, preferences, dividends, voting rights and other special rights of the Company’s Series H Preferred Stock and Series I Preferred Stock, respectively.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 5.03.

Section 7 – Regulation FD Disclosure

Item 7.01	Regulation FD Disclosure.

On May 29, 2012, the Company issued a press release with respect to the Preferred Offering and certain other transactions described herein. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: June 1, 2012	By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit
4.1	Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of Delaware on May 25, 2012.

4.2	Certificate of Designation of Series I Preferred Stock filed with the Secretary of State of Delaware on May 25, 2012.

4.3	Warrant, dated as of May 25, 2012, by and between Lighting Science Group Corporation and RW LSG Management Holdings LLC.

10.1	Preferred Stock Subscription Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and each of the other parties signatory thereto.

10.2	Exchange and Redemption Agreement, dated as May 25, 2012, by and among Lighting Science Group Corporation, LSGC Holdings LLC and Continental Casualty Company.

10.3	Commitment Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., PCA LSG Holdings, LLC and LSGC Holdings II LLC.

10.4	Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation and RW LSG Holdings LLC and RW LSG Management Holdings LLC.

10.5	Amendment to Amended and Restated Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Partners IV, L.P. and LSGC Holdings LLC.

10.6	Support Services Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and RW LSG Management Holdings LLC.

10.7	Support Services Agreement, dated as of May 25, 2012, by and between Lighting Science Group Corporation and Pegasus Capital Advisors, L.P.

10.8	Employment Letter, dated as of May 25, 2012, by and between Lighting Science Group Corporation and Keith Scott.

99.1	Press Release.